Exhibit 10.2
February 18, 2022

Christopher Sullivan
[Intentionally Omitted]

Re: Changes to your Employment Agreement

Dear Chris,

I am writing to confirm our understanding regarding certain changes to the terms of your employment with Avalo Therapeutics, Inc. (the “Company”). This letter amends the existing employment letter agreement between you and the Company dated September 26, 2019 (the “Employment Agreement”), effective as of February 14, 2022 (the “Amendment Effective Date”).

As of the Amendment Effective Date, you will serve as the Company’s Chief Financial Officer (“CFO”), and you will report to the Company’s Chief Executive Officer. Therefore, Paragraph 2 of the Employment Agreement is hereby amended to read as follows:

2. Position. Effective as of February 14, 2022, (the “Effective Date”), you will serve as the Company’s Chief Financial Officer (“CFO”). You will report to the Company’s Chief Executive Officer (“CEO”). During the Employment Term, you shall devote all your business time, energy and skill and your best efforts to the performance of your duties with the Company.

Your Base Salary (as defined in Section 4 of the Employment Agreement) will increase to the rate of $350,000.00 per year as of the Amendment Effective Date. You will also receive an Appointment Bonus of $50,000.00, payable within thirty (30) days of the Amendment Effective Date. In addition, subject to the approval of the Board and your execution of a separate grant document, at the time the Company makes its annual grant to employees, but in no event later than March 31, 2022, the Company will grant you additional stock options to purchase 400,000 shares of Company Common Stock. The stock options will vest over four (4) years, with a twelve-month cliff, such that the first 25% of such stock options will vest on the first anniversary of the grant date, and the remainder will vest in equal monthly installments, provided that you remain an employee of the Company as of each such vesting date, with an exercise price equal to the closing price of the common shares on the date of the grant on any exchange on which Company’s shares are then traded.

Subparagraph 5(c) of the Employment Agreement is hereby amended to read as follows:

(c) Annual Bonus. During the Employment Term, you shall be eligible to receive an annual discretionary bonus of a target amount of up to forty percent (40%) of your Base Salary as determined by the Board or the Compensation Committee of the Board, in its sole discretion, provided you are employed on the date such annual bonus is paid. Such bonus may consist of cash and/or, at your election, grants of additional equity awards in the Company, which shall be immediately vested, and is intended to be substantially consistent with cash bonuses and equity award bonuses paid to executives of similar grade in similarly situated companies in the biotechnology industry, subject to the results of operations and financial condition of the Company and your level of individual performance.

In addition, Subparagraph 7(c) of the Employment Agreement is hereby amended to read as follows:

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(c) Without Cause. Your employment may be terminated by the Company without Cause (other than for death or Disability) immediately upon written notice by the Company. Upon a termination without Cause, subject to your compliance with the obligations in Sections 8, 9 and 10 hereof, the Company shall pay to you the following payments and benefits: (i) the Accrued Benefits; (ii) if not yet paid, your earned but unpaid bonus for the fiscal year preceding the year in which such termination occurs, based upon the achievement of Company goals as determined by the Compensation Committee of the Company’s Board, payable when such annual bonuses are paid to other executive employees of the Company; (iii) continued payment of your Base Salary as in effect immediately prior to your termination for twelve (12) consecutive months following such termination; (iv) your annual bonus earned in the year in which the termination occurs, based upon the achievement of Company goals as determined by the Compensation Committee of the Company’s Board, prorated to reflect your completed days of employment during such year, payable when such annual bonuses are paid to other executive employees of the Company; (v) full vesting of options awarded by the Company, which you will have twelve (12) months to exercise from the date of such termination; and (vi) if you timely elect and remain eligible for continued health insurance coverage under federal COBRA law or, if applicable, state insurance laws, the Company will pay your COBRA or state continuation health insurance premiums until the earliest of (x) the first anniversary of your termination; (y) expiration of your continuation coverage under COBRA; or (z) the date when you are eligible for substantially equivalent health insurance; provided, that the first payment pursuant to clause (iii) shall be made on the first payroll period after the sixtieth (60th) day following such termination and shall include payment of any amounts that would otherwise be due prior thereto. Provided, however, the Company has the right to terminate its payment pursuant to clause (vi) and instead pay you a lump sum amount equal to the applicable COBRA premium multiplied by the number of months remaining in the specified period if the Company determines in its discretion that continued payment of the COBRA premiums is or may be discriminatory under Section 105(h) of the Internal Revenue Code. In the event of your termination by the Company without Cause (other than for Death or Disability) within 6 months of a Change in Control, as defined in the Company’s Amended and Restated 2016 Equity Incentive Plan, the payments pursuant to clauses (i)-(iii) shall be made promptly after its closing or your termination, whichever is later.

In addition, Subparagraph 7(d) of the Employment Agreement is hereby amended to read as follows:

(d) By Employee; For Good Reason. Your employment shall terminate upon your written notice to the Company of a termination for any reason. “Good Reason” shall mean, without your written consent, (i) a material diminution in your duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated), (ii) a material diminution of your Base Salary hereunder except in conjunction with a reduction in base salary affecting all similarly-situated employees, (iii) a permanent change, without your consent, in the principal geographic location at which you must perform services for the Company that is more than fifty (50) miles from Rockville, Maryland, or (iv) a material breach of this Agreement by the Company. Notwithstanding the foregoing, any reasonable actions taken by the Company to accommodate a disability of Employee or pursuant to the Family and Medical Leave Act shall not constitute Good Reason for purposes of this Agreement. You shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within thirty (30) days after the first occurrence of such circumstances, and the Company shall have thirty (30) days following the receipt of such notice to cure such alleged “Good Reason” event. If the Company does not cure such event within the cure period, you must terminate your employment within ten (10) days following the end of such cure period, and if you do not do so, any claim of such circumstances as “Good Reason” will be deemed irrevocably waived by you. Upon a termination for Good Reason, you shall be entitled to the payments and benefits described in Section 7(c)

above, and you will not be bound by Section 9(b) hereof. Upon a termination by you other than for Good Reason, the Company shall pay to you only the Accrued Benefits.

You hereby acknowledge and agree that the foregoing amendments to the Employment Agreement will not constitute a material diminution in your duties, authorities or responsibilities amounting to “Good Reason” as described in Section 7(d) of your Employment Agreement.

Except as expressly provided in this letter amendment, the terms of the Employment Agreement remain in effect without modification. Neither this letter, nor the Employment Agreement itself, may be modified except by a written document signed by both you and an authorized representative of the Company. Capitalized terms not otherwise defined in this letter have the meanings provided for such terms in the Employment Agreement.

Please sign below to confirm your understanding and acceptance of the amendments set forth in this letter. Thank you for your continued efforts on behalf of Avalo, and I look forward to continuing to work with you in your new role.

Sincerely,

Avalo Therapeutics, Inc.

/s/ Garry A. Neil
Name: Garry A. Neil
Title: President and Chief Executive Officer

Consented to and agreed by:

/s/ Christopher Sullivan	2/18/2022
Christopher Sullivan	Date

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